United States

Securities and Exchange Commission

Washington, DC 20549

Schedule 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Rand Logistics, Inc.

(Name of Registrant as Specified in its Charter)

JWEST, LLC

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Leading Proxy Advisory Firm ISS Supports JWEST’s Dissident Proxy Card,

According to JWEST

ISS recommends stockholders vote JWEST’s GOLD proxy card

and not Rand Logistics, Inc.’s WHITE proxy card

September 15, 2014, Carmel, Indiana – JWEST, LLC (“JWEST”) today announced that one of the leading proxy advisory firms, Institutional Shareholder Services Inc. (“ISS”), has recommended that stockholders of Rand Logistics, Inc. (“Rand”; Nasdaq: RLOG) vote on JWEST’s GOLD proxy card at the 2014 Annual Meeting of Stockholders of Rand.

In its analysis, ISS concluded that JWEST has made a compelling case that a change to the composition of the Rand board is necessary at this time. ISS also noted that Rand underperformed its peers in Total Stockholder Return, operational and financial measures over the relatively long tenure of Rand’s incumbent directors.

Another leading proxy advisory firm, Glass, Lewis & Co., LLC (“Glass Lewis”), recommended that stockholders withhold votes from management nominee Jonathan Brodie and thereby indirectly support the election of one of JWEST’s nominees. Glass Lewis noted that JWEST has raised valid concerns regarding Rand’s leverage position and that replacing a longstanding director with a new independent nominee could provide Rand with a much-needed fresh perspective.

Rand’s 2014 Annual Meeting of Stockholders will be held on Tuesday, September 23, 2014 at 4:00 p.m. EST, at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022.

If stockholders of Rand have any questions, need assistance in voting the GOLD proxy card, or need additional copies of JWEST’s proxy materials, please contact JWEST’s proxy solicitor, INVESTORCOM, INC., TOLL-FREE (877) 972-0090.

Contact:

InvestorCom, Inc.

John Grau, 203-972-9300